Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 126 to the Registration Statement on Form N-1A of Fidelity Union Street Trust: Fidelity Arizona Municipal Income Fund and Fidelity Maryland Municipal Income Fund of our reports dated October 18, 2016 relating to the financial statements and financial highlights included in the August 31, 2016 Annual Reports to Shareholders of the above referenced funds, which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP Boston, Massachusetts October 24, 2016